Exhibit 10.3
CONSULTING AGREEMENT

This Consulting Agreement made and entered into effective as of the _____ day of  _____________, 2011 by and between AGH Management Corp.., a California corporation, having its principal office located at 888 Brannan Street, #153 – 155, San Francisco, CA 94103 (the "Company"), and William Mui, an individual, its principle office located at 808 Volans Lane, Foster City, CA 94404 (the "Consultant"). The Company and the Consultant are sometimes referred to herein individually as a “Party” and together as the “Parties.”

W I T N E SSE T H
  WHEREAS, the Company desires that Consultant perform certain Consulting Services for the Company; and

  WHEREAS, Consultant desires to perform such Consulting Services for the Company;

  NOW THEREFORE, in consideration of the mutual promises herein contained, the Parties do hereby agree as follows:

1.           CONSULTING TERM

Consultant will provide consulting Services for a period beginning as of signing this Agreement and terminating on December 31, 2011.  Without objection from Parties, this Agreement will automatically renew for another 6 months. Consultant should identify any subs or other contractors and ensure that they agree to comply with Section 5,6,7,8

2.           CONSULTING SERVICES

As used in this Agreement, the phrase "Consulting Services" refers to the service of advising the Company to bring one of its subsidiaries to be publicly listed on OTCBB exchange.

Consultant and the Company acknowledge that the manner, means, details and methods used by Consultant to achieve the results desired by the Company within the sole discretion and control of Consultant using the highest degree of ethics and integrity, and the highest level of skill and expertise necessary to achieve those results.

3.           COMPENSATION AND PAYMENT

In consideration of the obligations undertaken by Consultant herein and the performance thereof, the Company agrees to pay Consultant as compensation for Consulting Services provided under this Agreement the sum of fifteen thousand dollars ($15,00.00), which shall be paid as follows:

An initial Deposit of $2,000.00 shall be paid within 5 business days upon signing of this agreement. $4,000.00 shall be paid after S-1 Form has been filed to SEC. $9,000.00 shall be paid on December 15, 2011. (Final payment shall be given when both parties agrees that they had used their best effort to succeed)

4.	EXPENSES
  The Company will be responsible for travel, communications and other out-of-pocket expenses that are necessary to provide Consulting Services under this Agreement. All expenses for travel will be approved in advance by the Company.  Reimbursement of Consultant’s expenses incurred hereunder will be made to Consultant within ten (10) days after submission of a written request therefor, together with appropriate vouchers and receipts.

5.	INDEPENDENT CONTRACTOR

Consultant is retained by the Company only for the purposes and to the extent set forth in this Agreement, and Consultant's relationship to the Company is that of an independent contractor.  Neither Consultant nor any officers, directors, employees, agents or contractors of Consultant who provide Consulting Services under this Agreement are agents or "employees" of the Company for any purpose.

6.	INDEMNIFICATION

Each of the Parties (the “Indemnifying Party”) will indemnify and save the other Party (the “Indemnified Party”) harmless from any liability or expense (including reasonable attorney's fees) that the Indemnified Party may sustain in any manner as a result of a breach of this Agreement by the Indemnifying Party and/or its gross negligence or intentional misconduct.

7.	CONFIDENTIAL INFORMATION

As used in this Agreement, "Confidential Information" includes all confidential or proprietary information developed or obtained by or disclosed to Consultant pursuant to this Agreement or in connection with its Consulting Services under this Agreement, including, but not limited to confidential reports, financial information, trade secrets, business plans, data, formulae or any other proprietary information whether owned by the Company as of this date or hereafter developed or acquired.

Confidential Information shall not be published, disclosed, or made accessible by Consultant to any other person, firm or corporation either during or after the termination of the Consulting term.  Consultant shall restrict dissemination of all Confidential Information to its own employees, subcontractors and agents on a "need-to-know" basis.  Absent a written agreement to the contrary, all such Confidential Information remains the sole and exclusive property of the Company.  Consultant shall return all Confidential Information to the Company upon request of the Company, and upon termination of this Agreement.

Consultant acknowledges that unauthorized disclosure of such Confidential Information can have serious and irreparable impact on the Company's business; therefore, in addition to all other remedies at law, the parties agree that injunctive relief would be appropriate to prevent breach of this provision.

8.	SUCCESSORS AND ASSIGNS

Neither Consultant nor Company shall assign this Agreement or any of its respective rights or obligations under this Agreement to any other party without prior written consent of the other Party. This Agreement will be binding on and inure to the benefit of the respective legal successors and assigns of the Company and the Consultant.

9.	GUARANTIES AND WARRANTS

Company acknowledges and agrees that no guaranties or other assurances can be given that Company will receive all approvals necessary for its subsidiary publicly listing on OTCBB.  Consultant warrants that all services performed by it on behalf of Company hereunder shall be performed in an ethical and professional manner and that it will use its best efforts in that regard.

10.	GOVERNING LAW; SUBMISSION TO JURISDICTION

This Agreement referred to herein shall be governed by, and construed in accordance with, the law of the State of California. Each Party hereto hereby submits to the nonexclusive jurisdiction of the State of California for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

11.	NOTICES

Any notice permitted or required under this Agreement shall be in writing and shall be given or made by certified or registered mail or by overnight courier addressed to the respective parties as follows:

For Company	For Consultant
AGH Management	808 Volans Lane
888 Brannan Street,	Foster City, CA 94404
San Francisco, CA

12.	SEVERABILITY

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

IN WITNESS WHEREOF, Consultant and the Company have duly executed this Agreement as of the date first above written.

Company:	Consultant:
AGH Management, Corp /s/ George Lam Signature	William Mui /s/ William Mui Signature